Exhibit 5.1

Office:    +852 2801 6066

Mobile:   +852 9718 8740

Email:     rthorp@tta.lawyer

Zai Lab Limited

4560 Jinke Road

Bldg. 1, 4F, Pudong, Shanghai,

People’s Republic of China

16 November 2017

Dear Sirs

Zai Lab Limited

We have examined the Registration Statement on Form S-8 to be filed by Zai Lab Limited, a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Registrant (the “Shares”) for issuance pursuant to the following plans (the “Plans”):

•	Zai Lab Limited 2015 Omnibus Equity Incentive Plan

•	Zai Lab Limited 2017 Equity Incentive Plan

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plans and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorizing the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA

Tel:           +852 2801 6066             1205A The Centrium

Fax:           +852 2801 6767             60 Wyndham Street

www.traversthorpalberga.com Central HONG KONG

Cayman Islands & British Virgin Islands  Attorneys-at-Law

Resident Hong Kong Partners: Richard Thorp,

Jos Briggs (England & Wales), Lucy Nicklas (New

South Wales, Australia),                     Julie Engwirda